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                                  EXHIBIT 99.1
                                       TO
                                    FORM 8-K
                                       OF
                              MEDAPHIS CORPORATION







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[MEDAPHIS LOGO]

                                    INVESTOR CONTACT:         CARYN DICKERSON
                                                              (770) 444-5348

                                    MEDIA CONTACTS:           MICHAEL SITRICK
                                                              (800) 288-8809


                  MEDAPHIS OBTAINS $210 MILLION LOAN COMMITMENT
                     FINANCING PROVIDES LIQUIDITY INTO 1999
     JUDGE GRANTS PRELIMINARY APPROVAL OF SETTLEMENT OF CLASS ACTION LAWSUIT

ATLANTA, GEORGIA - (December 16, 1997) - Medaphis Corporation (NASDAQ: MEDA) today said that it has obtained a commitment for a $210 million loan facility from an affiliate of Donaldson, Lufkin & Jenrette to refinance its existing $168 million bank facility, provide liquidity for near term working capital needs and for general corporate purposes. The Company said it expects the loan facility to close by the end of the year. Medaphis believes the loan facility, when funded, will be sufficient to fund its business plan into 1999.

Medaphis also announced that United States District Court for the Northern District of Georgia signed an order on December 15, 1997 conditionally approving as fair, reasonable and adequate, the settlement of the 1996 putative class action litigation and conditionally certifying the classes for settlement purposes. The settlement, as outlined in the memorandum of understanding announced August 14, 1997, calls for the payment of $20 million in cash (to be funded by the Company's insurance carriers), the issuance of 3,955,556 shares of Medaphis common stock and warrants to purchase 5,309,523 shares of Medaphis common stock at $12 per share for a five year period.

The lawsuit incorporates 19 putative class action lawsuits filed following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges. As previously announced, the Company recorded a $52.5 million charge in the quarter ended September 30, 1997 for this settlement. The settlement is subject to certain conditions, including final approval of the settlement by the District Court and approval and payment of the cash component of the settlement by the Company's insurance carriers.




                                     -more-


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Borrowings under the loan facility will initially bear interest at Prime plus
250 basis points with increasing rates after six months through the loan's maturity on April 1, 1999. The loan facility will contain the usual and customary covenants for financing instruments of this nature, be secured by substantially all of the assets of the Company and its subsidiaries, and be guaranteed by substantially all of the Company's subsidiaries. The facility will be callable, in whole or in part, at the option of the issuer, at any time. The loan facility is subject to the completion of due diligence and other conditions to closing, including, but not limited to, negotiation and execution of definitive documentation, and includes a closing fee of 200 basis points and a funding fee of 200 basis points. The notes evidencing the loan facility will be placed privately and have no registration rights. The commitment letter, setting forth the terms of the loan facility, is being filed with the Securities and Exchange Commission.


David McDowell, Chairman and Chief Executive Officer, said that while there is still a great deal of work to be done, he is pleased with the continued progress the Company is making. "This increased loan facility should give us the appropriate flexibility to execute the next phase of the Company's turnaround plan," he said.

Medaphis is a leading provider of business management services and information products to healthcare providers, corporations and other organizations. Based in Atlanta, Georgia, Medaphis currently services approximately 20,700 physicians and 2,700 hospitals across the nation and more than 100 systems integration customers in industries including multi-unit retailing, energy, telecommunications, financial services, manufacturing and transportation.

This Press Release contains statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in this Press Release include the intent, belief or current expectations of the Company and members of its senior management team with respect to the availability of, timing of and completion of the loan facility, the public or private offering of debt securities, debt and equity market conditions and the Company's future liquidity prospects, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and the actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Press Release include, but are not limited to, adverse developments with respect to the Company's liquidity position or operations of the Company's various business units, adverse developments in public or private markets for debt or equity securities, or adverse developments in the availability or timing of the loan facility. Additional information on matters discussed in this press release, including factors that would cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Safe Harbor Compliance Statement included as an exhibit to its Form 10-Q for the quarter ended September 30, 1997 which was filed with the U.S. Securities and Exchange Commission on November 19, 1997.


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